EXHIBIT 23



                       Consent of Independent Auditors

To the Board of Directors of the Reader's Digest Association, Inc:

We consent to incorporation by reference in the registration statements (Registration No. 333-90576) on Form S-4, (Registration No. 333-73336) on Form S-3, and (Registration Nos. 33-37434, 33-56883, 333-57789 and 333-42726)
on Form S-8 of The Reader's Digest Association, Inc. and subsidiaries (the Company) of our report dated July 24, 2002, except for Note 15 which is as of September 18, 2002, relating to the consolidated balance sheets of the Company as of June 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, which report is incorporated by reference in the Company's Annual Report on Form 10-K for the period ended June 30, 2002.

Our report contains an explanatory paragraph indicating that the Company changed its method of accounting for the cost of certain inventories and adopted Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets", in the year ended June 30, 2002.


/s/KPMG LLP



New York, New York
September 20, 2002